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                                                                     EXHIBIT 2.2

                              CERTIFICATE OF MERGER
                                     Merging

                             HTTP TECHNOLOGY, INC.,
                               A Utah Corporation

                                  With and Into

                             HTTP TECHNOLOGY, INC.,
                             A Delaware Corporation
                    Pursuant to Section 252 of the General
                   Corporation Law of the State of Delaware

         HTTP Technology, Inc., a Delaware corporation ("HTTP Delaware"), as the surviving corporation, does hereby certify to the following facts relating to the merger of HTTP Technology, Inc., a Utah corporation ("HTTP Utah") with and into HTTP Delaware (the "Merger").

         FIRST:       The names and states of incorporation of the constituent
corporations to the Merger are as follows:

            NAME                          STATE
            ----                          -----
            HTTP Technology, Inc.         Delaware
            HTTP Technology, Inc.         Utah

         SECOND:      An Agreement and Plan of Merger, dated as of November 17,
2000, by and among HTTP Delaware and HTTP Utah (the "Merger Agreement"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252(c) of the General Corporation Law of the State of Delaware.

         THIRD:       The name of the corporation surviving the merger is HTTP
Technology, Inc. (the "Surviving Corporation").

         FOURTH:      The Certificate of Incorporation of the Surviving
Corporation shall be its Certificate of Incorporation until thereafter amended in accordance with applicable law.

         FIFTH:       An executed copy of the Merger Agreement is on file at the offices of the Surviving Corporation at 46 Berkeley Square, London, United Kingdom, W1X 5DB.

         SIXTH:       A copy of the Merger Agreement will be furnished by the
Surviving Corporation, on request and without cost, to any stockholder of the constituent corporations.


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         SEVENTH:     The authorized capital stock of HTTP Utah is 50,000,000
shares of common stock, par value $.001 per share.

         IN WITNESS WHEREOF, HTTP Technology, Inc. has caused this Certificate of Merger to be executed in its corporate name this 19th day of December, 2000.

                                          HTTP TECHNOLOGY, INC.,
                                          A Delaware Corporation



                                          By: /s/ STEFAN ALLESCH-TAYLOR
                                              -------------------------
                                          Name:  Stefan Allesch-Taylor
                                          Title:  President and CEO